EXHIBIT 99.1

PRESS RELEASE

Immediate

Catharine S. Bower - (610) 369-6618

Gary L. Rhoads - (610) 369-6341

NATIONAL PENN BANCSHARES, INC. DECLARES CASH DIVIDEND

Boyertown, PA, January 25, 2006 - - The Board of Directors of National Penn Bancshares, Inc. has declared a first quarter cash dividend of $.165 per share to shareholders of record on February 4, 2006. The cash dividend will be paid February 17, 2006.

National Penn Bancshares, Inc. has approximately 43.4 million common shares outstanding as of January 25, 2006, and expects to have approximately 46.2 million common shares outstanding following its acquisition of Nittany Financial Corp., currently scheduled to close on January 26, 2006.

National Penn Bancshares, Inc. is a $4.60 billion asset financial services company operating 73 offices in southeastern Pennsylvania through National Penn Bank and its FirstService Bank, HomeTowne Heritage Bank, and The Peoples Bank of Oxford divisions. The Peoples Bank of Oxford Division also operates one community office in Cecil County, Maryland. National Penn’s investment management units, with combined client assets of $1.65 billion, consist of National Penn Investors Trust Company, which provides trust and investment management services; National Penn Investment Services, which markets brokerage services provided by PrimeVest Financial Services, Inc.; and National Penn Capital Advisors, Inc., which provides investment advisory services. National Penn Bancshares also provides mortgage banking activities through National Penn Mortgage Company; insurance services through National Penn Insurance Agency, Inc.; and equipment leasing services through National Penn Leasing Company. National Penn Bancshares, Inc. common stock is traded on the Nasdaq Stock Market under the symbol “NPBC.” Additional information about the National Penn family is available on the company’s Web site at http://www.nationalpennbancshares.com.

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